Exhibit 23.4
July 14, 2008
Canadian Solar Inc.
No. 199 Lu Shan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China
Ladies and Gentlemen:
We hereby consent to the use of our name under the caption “Enforceability of Civil Liabilities” in the prospectus supplement to the Registration Statement on Form F-3, originally filed by Canadian Solar Inc. on July 14, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Sincerely yours,
/s/ Chen & Co. Law Firm